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                                                                    Exhibit 99.1

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            BIZNESSONLINE.COM FILES FORM 15 TO DEREGISTER ITS COMMON
               STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION


Wall, NJ - November 7, 2002 - BiznessOnline.com, Inc. (OTC BB: BIZZ) announced today that, with the approval of its Board of Directors, BiznessOnline has filed a Form 15 with the Securities and Exchange Commission (the "SEC"). The filing of the Form 15 will terminate registration of the Company's common stock under the Securities Exchange Act of 1934, as amended (the "1934 Act").

Upon the filing of the Form 15, BiznessOnline will no longer file with the SEC certain reports and forms, including, but not limited to, Forms 10-K, 10-Q and 8-K, as well as proxy statements. The termination of registration is expected to become effective 90 days after the filing of the Form 15 with the SEC. In addition, the common stock of BiznessOnline will no longer be eligible for quotation on the OTC Bulletin Board.

According to management, BiznessOnline is terminating registration in order to reduce corporate costs associated with being a "reporting company" under the 1934 Act. After careful consideration, the Board of Directors concluded that for BiznessOnline the advantages of being a reporting company under the 1934 Act do not offset the costs and administrative burdens associated with SEC reporting requirements. In addition, the Company's common stock has been extremely thinly traded.

BiznessOnline offers customers co-location, e-commerce development, Web design and hosting services, high-speed Internet access and local/long distance telco services. Committed to satisfying the increasing Web and telecommunications needs of businesses, BiznessOnline provides bundled, advanced IP and essential telco services.

Certain statements in this Press Release that are not historical facts constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and often depend on assumptions, data or methods that may be incorrect or imprecise. BiznessOnline's future operating results may differ materially from the results discussed in, or implied by, forward-looking statements made by BiznessOnline. Factors that may cause such differences include, but are not limited to, risks related to growing market demand for BiznessOnline's existing and new products, continued growth in sales and market share of BiznessOnline's products, pricing, market acceptance of existing new products, fluctuation in the sales product mix, general economic conditions, fluctuating interest rates, competitive products, and product and technology development, as well as those risks detailed in BiznessOnline's reports filed with the SEC. Forward-looking statements constitute BiznessOnline's current expectations or forecasts of future events. You can usually identify these statements by the fact that they do not relate strictly to historical or current facts. They often use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated products, sales efforts, expenses, and financial results.

Contact: BiznessOnline.com, Inc.
         Ron Gavillet, 847.441.2399